UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 30, 2008

FEDERAL HOME LOAN BANK OF SAN FRANCISCO
(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51398	94-6000630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 California Street
San Francisco, CA 94108
(Address of principal executive offices, including zip code)

(415) 616-1000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2008 Executive Incentive Compensation Plans. On May 30, 2008, the Bank's Board of Directors (the "Board") approved the 2008 President's Incentive Plan, the 2008 Executive Incentive Plan, and the 2008-2010 Executive Performance Unit Plan.

The 2008 President's Incentive Plan is for the Bank's president and chief executive officer, a named executive officer, and any award under this plan is based on the president's achievements and Bank performance during 2008 and is solely at the discretion of the Board. The 2008 Executive Incentive Plan, which includes the Bank's other named executive officers, is for the Bank's executive vice president and senior vice presidents, but does not apply to the Bank's internal audit director. Any award under the 2008 Executive Incentive Plan for the Bank's executive vice president is based on a compilation of the 2008 plan achievements of the senior vice presidents reporting to the executive vice president (excluding any discretionary component of their plan achievements) and on the discretion of the president. Any award under the 2008 Executive Incentive Plan for each senior vice president is based on the achievement of individual goals, Bank performance during 2008, and on the discretion of the president and executive vice president.

Under the 2008 President's Incentive Plan, the Board of Directors will determine any award, which will be paid in January or February 2009. Under the 2008 Executive Incentive Plan, the president will make final award recommendations to the Board for each officer, subject to approval by the Board, and any awards will be paid in January or February 2009. On May 30, 2008, the Board approved a potential incentive compensation pool in the amount of $3.751 million that may be used for incentive award payments under the 2008 President's Incentive Plan and the 2008 Executive Incentive Plan. Awards made under the 2008 President's Incentive Plan and the 2008 Executive Incentive Plan may be greater or less than the pool amount, at the discretion of the Board.

The 2008-2010 Executive Performance Unit Plan is for the Bank's president, executive vice president and senior vice presidents (except the Bank's internal audit director), including the named executive officers. Awards under the Bank's Executive Performance Unit Plans are based on three-year performance periods. A new three-year Executive Performance Unit Plan may be established each year, so that there may be three separate plans in effect at one time.

Awards under the Executive Performance Unit Plans are based on the total weighted achievement level of specified Bank goals, multiplied by a target award percentage, multiplied by the executive's base salary in the first year of the three-year performance period. All awards are subject to the discretion of the Board. If the total weighted achievement level of Bank goals is between 100% and 200% of target, the range of award percentages of salary are as follows: 50% to 100% for the president and chief executive officer; 40% to 80% for the executive vice president; and 35% to 70% for senior vice presidents. If the total weighted achievement level is between 75% and 99% of target, the range of award percentages of salary are as follows: 25% to 49% for the president and chief executive officer; 20% to 39% for the executive vice president; and 18% to 34% for senior vice presidents. Except under extraordinary circumstances, no awards will be paid if the percentage achievement level is below 75%. The Board also has the discretion to increase or decrease awards under the 2008-2010 Executive Performance Unit Plan by 25% to account for performance that is not captured by the achievement level of the Bank goals. Awards, if any, are paid following Board approval after the end of the three-year performance period.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of San Francisco

Date: June 5, 2008	By: /s/ Lisa B. MacMillen
Lisa B. MacMillen Executive Vice President and Chief Operating Officer